Exhibit 5.1
 [LETTERHEAD OF COMCAST CORPORATION]

February 25, 2014

Comcast Corporation
One Comcast Center
Philadelphia, Pennsylvania 19103-2838

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Comcast Corporation, a Pennsylvania corporation (the “Company”), and have acted for the Company in connection with the issuance by the Company, pursuant to the Underwriting Agreement dated February 19, 2014 (the “Underwriting Agreement”) among the Company, the Guarantors (as defined below) and BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), of $1,200,000,000 aggregate principal amount of its 3.60% Notes due 2024 and $1,000,000,000 aggregate principal amount of its 4.75% Notes due 2044 (collectively, the “Notes”).  The Notes are to be issued pursuant to the provisions of the Indenture dated as of September 18, 2013 (the “Indenture”) by and among the Company, the guarantors named therein (the “Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”), and guaranteed on an unsecured and unsubordinated basis by the Guarantors.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, I am of the opinion that:

Comcast Corporation	2	February 25, 2014

1.           The Indenture has been duly authorized, executed and delivered by the Company.

2.           The Notes have been duly authorized by the Company.

I am a member of the Bar of the Commonwealth of Pennsylvania and the foregoing opinion is limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into the Company’s registration statement on Form S-3 filed on September 18, 2013, as amended on February 19, 2014 (File No. 333-191239).  In addition, I consent to the reference to my name under the caption “Legal Matters” in the prospectus, which is a part of the registration statement.  In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Arthur R. Block